Exhibit 99.3

Consent to be Named as a Director

    In connection with the filing by FREYR Battery, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of FREYR Battery, Inc. following the consummation of the redomiciliation transaction. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 8, 2023	/s/ Mimi Berdal
Mimi Berdal